UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 15, 2021

UNITED AIRLINES HOLDINGS, INC.
UNITED AIRLINES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-06033	36-2675207
Delaware	001-10323	74-2099724
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification Number)

233 S. Wacker Drive,	Chicago,	IL	60606
233 S. Wacker Drive,	Chicago,	IL	60606
(Address of principal executive offices)			(Zip Code)
(872) 825-4000
(872) 825-4000
Registrant's telephone number, including area code
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Registrant	Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
United Airlines Holdings, Inc.	Common Stock, $0.01 par value	UAL	The Nasdaq Stock Market LLC
United Airlines, Inc.	None	None	None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging  growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01 Entry into a Material Definitive Agreement.
Payroll Support Program Extension Agreement
United Airlines Holdings, Inc. ("UAL") and United Airlines, Inc., a wholly-owned subsidiary of UAL ("United" and, together with UAL, the "Company") submitted an application to the United States Department of the Treasury (the "U.S. Treasury Department") pursuant to the Payroll Support Program established under Subtitle A of Title IV of Division N of the Consolidated Appropriations Act, 2021 (the "PSP Extension Law").
On January 15, 2021, in connection with the Payroll Support Program, United entered into a Payroll Support Program Extension Agreement (the "PSP Agreement") with the U.S. Treasury Department providing the Company with total funding of approximately $2.6 billion.
Pursuant to the PSP Agreement, United and its affiliates will be required to comply with certain provisions of the PSP Extension Law, including, among others, the requirement that all funds provided under the Payroll Support Program will be used by United exclusively for the continuation of payment of its U.S. employee wages, salaries and benefits, including the payment of lost wages, salaries and benefits to returning U.S. employees; requirements to maintain U.S. employment levels from the date of the PSP Agreement through March 31, 2021; the requirements to recall (as such term is defined in the PSP Agreement), not later than 72 hours after the PSP Agreement has been executed, any U.S. employees subject to involuntary termination or furlough between October 1, 2020 and the date of the PSP Agreement, compensate such returning employees for certain lost salary, wages and benefits between December 1, 2020 and the date of the PSP Agreement and restore certain rights and protections for such returning employees; provisions prohibiting certain reductions in U.S. employee wages, salaries and benefits; provisions prohibiting the payment of dividends and the repurchase of certain equity until March 31, 2022; audit and reporting requirements; provisions to comply with certain continuation of service requirements until March 1, 2022; and provisions restricting the payment of certain executive compensation until October 1, 2022.
Promissory Note
On January 15, 2021, UAL issued a promissory note (the "PSP Note") to the U.S. Treasury Department evidencing senior unsecured indebtedness of UAL in the initial principal amount of approximately $361 million. The principal amount of the PSP Note will increase in an amount equal to 30% of any disbursement made by the U.S. Treasury Department to United under the PSP Agreement after the initial issuance date. The aggregate principal amount of the PSP Note after all disbursements will be approximately $753 million.
The PSP Note will be guaranteed by United, and will mature ten years after issuance on January 15, 2031 (the "Maturity Date"). If any subsidiary of UAL (other than United) guarantees other unsecured indebtedness of UAL with a principal balance in excess of a specified amount, then the subsidiary shall be required to guarantee the obligations of UAL under the PSP Note. UAL may, at its option, prepay the PSP Note, at any time, and from time to time, at par. UAL is required to prepay the PSP Note upon the occurrence of certain change of control triggering events. The PSP Note does not require any amortization, and is to be repaid in full on the Maturity Date.
Interest on the PSP Note is payable semi-annually in arrears on the last business day of March and September of each year, beginning on March 31, 2021, at a rate of 1.00% in years 1 through 5, and at the Secured Overnight Financing Rate (SOFR) plus 2.00% in years 6 through 10.
Warrant Agreement
In addition to the PSP Note, UAL also entered into a warrant agreement (the "Warrant Agreement") with the U.S. Treasury Department on January 15, 2021, pursuant to which UAL will issue to the U.S. Treasury Department warrants to purchase up to approximately 1.7 million shares of UAL common stock, pro rata in conjunction with increases to the principal amount outstanding under the PSP Note (the "Warrants"), with an initial issuance of warrants to purchase up to approximately 0.8 million shares of common stock. The Warrants will have a strike price of $43.26 per share (which was the closing price of UAL's common stock on The Nasdaq Stock Market on December 24, 2020). The Warrants will expire five years after issuance, and are exercisable either through net share settlement in cash or in shares of UAL common stock, at UAL's option.
The Warrants contain customary anti-dilution provisions, registration rights and are freely transferable. Pursuant to the terms of the Warrants, Warrant holders do not have any voting rights.
The foregoing descriptions do not purport to be complete and are qualified in their entirety by reference to each of the PSP Agreement, the PSP Note, the Warrant Agreement and the Form of Warrant. The PSP Note, the Warrant Agreement, the Form of Warrant and the PSP Agreement are attached as Exhibits 4.1, 4.2, 4.3 and 10.1, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.

Third Amendment to Loan and Guarantee Agreement
On January 15, 2021 (the "Amendment Date"), the Company entered into a Third Amendment to Loan and Guarantee Agreement, dated as of the Amendment Date (the "Amendment"), which amended the Loan and Guarantee Agreement dated as of September 28, 2020 (as amended and restated by the Restatement Agreement dated November 6, 2020 and by the Second Amendment to Loan and Guarantee Agreement dated as of December 8, 2020, the "Previous Credit Agreement", and, the Previous Credit Agreement, as amended by the Amendment, the "Amended Credit Agreement"), among United, as borrower, UAL, as parent and guarantor, the subsidiaries of UAL other than United party thereto from time to time, as guarantors, the U.S. Treasury Department, as lender, and The Bank of New York Mellon, as administrative agent and collateral agent.
The Amendment (i) extends the termination date of the commitments for the $7.491 billion term loan facility (the "Term Loan Facility") under the Amended Credit Agreement from March 26, 2021 to May 28, 2021, and (ii) includes certain technical amendments.
On September 28, 2020, United borrowed the initial term loan under the Term Loan Facility in an amount equal to $520 million. United has not borrowed additional amounts under the Term Loan Facility as of the date of this report.
The other material terms of the Previous Credit Agreement remain effective as described in the Current Report on Form 8-K of the Company filed on September 30, 2020 as updated by the Current Report on Form 8-K of the Company filed on November 9, 2020 and by the Current Report on Form 8-K of the Company filed on December 8, 2020.
The foregoing description does not purport to be complete and is qualified in its entirety by reference to each of the Restatement Agreement dated November 6, 2020 and the Second Amendment to Loan and Guarantee Agreement dated as of December 8, 2020, copies of which will be filed as exhibits to the Company's Annual Report on Form 10-K for the year ending December 31, 2020, and by reference to the Amendment (including the Amended Credit Agreement), a copy of which will be filed as an exhibit to the Company's Quarterly Report on Form 10-Q for the quarter ending March 31, 2021.
Item 2.02 Results of Operations and Financial Condition.
On January 15, 2021, UAL issued a press release announcing the financial results of the Company for fourth quarter and full year 2020. The press release is attached as Exhibit 99.1 and is incorporated herein by reference.
The information in this Item 2.02, including Exhibit 99.1, is being furnished and shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or otherwise subject to the liabilities of that Section and shall not be deemed incorporated by reference into any registration statement or other document filed pursuant to the Securities Act of 1933, as amended (the "Securities Act"), except as shall be expressly set forth by specific reference in such filing.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information described under Item 1.01 is incorporated herein by reference to the extent responsive to Item 2.03.
Item 3.02 Unregistered Sales of Equity Securities.
The information described under Item 1.01 is incorporated herein by reference to the extent responsive to Item 3.02. The Warrants were or will be issued pursuant to an exemption from registration provided for under Section 4(a)(2) of the Securities Act.
Item 8.01 Other Events.
Financial Results for Fourth Quarter and Full Year 2020
The following are certain excerpts from UAL's press release announcing the financial results of the Company for fourth quarter and full year 2020:
•Since the beginning of the COVID-19 crisis, United has raised over $26 billion in liquidity and made important progress in reducing core cash burn (see detailed chart below) to ensure the company's survival. Over the last three quarters, the company has identified $1.4 billion of annual cost savings and has a path to achieve at least $2.0 billion in structural reductions moving forward. United ended 2020 with $19.7 billion in liquidity1, including an undrawn revolver and funds available under the CARES Act loan program from the U.S. Treasury.
•Reported fourth-quarter net loss2 of $1.9 billion, $7.1 billion for the full-year 2020.

•Reported fourth-quarter total operating revenue of $3.4 billion, down 69% versus fourth-quarter 2019.
•Reported fourth-quarter operating expenses down 45% versus fourth-quarter 2019, down 42% excluding special charges3.
•Received $968 million in net proceeds from the sale of 20.8 million shares in the ATM program in the fourth quarter 2020. For the full year 2020, total net proceeds were $989 million from the sale of 21.4 million shares through the ATM program.
•Expects first quarter 2021 capacity to be down at least 51 percent versus the first quarter of 2019.
•Reported fourth-quarter daily cash burn4 of $23 million, plus $10 million of average debt principal payments and severance payments per day.
•Reported fourth-quarter core cash burn4 of $19 million per day, an improvement of an average of $5 million per day versus the third-quarter 2020.
•Core cash burn captures underlying operational performance of the company throughout the pandemic; a reconciliation with cash burn4 is provided below.

$M/day	2Q20	3Q20	4Q20

Cash burn[4]	$(40)	$(25)	$(33)
Debt principal and severance payments	(3)	(4)	(10)
Timing of certain payments[5]	2	1	(2)
Investments in the recovery[6]	—	(1)	(2)
Capital expenditures, net of flight equipment purchase deposit returns	—	4	(1)
Core cash burn[4]	$(38)	$(24)	$(19)

1 Total available liquidity includes cash and cash equivalents, short-term investments and $1 billion available under our undrawn revolving credit facility, as well as $7 billion available under the CARES Act Loan program.
2 Excludes operating and nonoperating special charges, and unrealized gains and losses on investments. Reconciliations of non-GAAP financial measures to the most directly comparable GAAP measures are included in the tables accompanying this release.
3 Reconciliations of non-GAAP financial measures to the most directly comparable GAAP measures are included in the tables accompanying this release.
4 Cash burn, as previously guided, is defined as: Net cash from operations, less investing and financing activities. Proceeds from the issuance of new debt (excluding expected aircraft financing), government grants associated with the Payroll Support Program of the CARES Act, issuance of new stock, net proceeds from the sale of short-term and other investments and changes in certain restricted cash balances are not included in this figure. Core cash burn is defined as: Cash burn, as further adjusted to exclude: debt principal payments, timing of certain payments5, capital expenditures (net of flight equipment purchase deposit returns), investments in the recovery6 and severance payments. Amounts may not add due to rounding. See the tables accompanying this release for further information.
5 Timing of certain payments refers to exclusion of payments in the quarter that had been deferred from prior periods or additions of payments that were deferred to a future period to maximize cash preservation.
6 Investments in the recovery primarily include, but are not limited to, spending on engine and airframe maintenance to prepare for the efficient operations ramp up as air travel demand returns.

UNITED AIRLINES HOLDINGS, INC
STATEMENTS OF CONSOLIDATED OPERATIONS (UNAUDITED)

	Three Months Ended December 31,		% Increase/ (Decrease)	Year Ended December 31,		% Increase/ (Decrease)
(In millions, except per share data)	2020	2019		2020	2019
Operating revenue:
Passenger	$2,410	$9,933	(75.7)	$11,805	$39,625	(70.2)
Cargo	560	316	77.2	1,648	1,179	39.8
Other operating revenue	442	639	(30.8)	1,902	2,455	(22.5)
Total operating revenue	3,412	10,888	(68.7)	15,355	43,259	(64.5)

Operating expense:
Salaries and related costs	2,168	3,078	(29.6)	9,522	12,071	(21.1)
Aircraft fuel	679	2,249	(69.8)	3,153	8,953	(64.8)
Regional capacity purchase	489	725	(32.6)	2,039	2,849	(28.4)
Landing fees and other rent	575	650	(11.5)	2,127	2,543	(16.4)
Depreciation and amortization	629	606	3.8	2,488	2,288	8.7
Aircraft maintenance materials and outside repairs	199	475	(58.1)	858	1,794	(52.2)
Distribution expenses	80	417	(80.8)	459	1,651	(72.2)
Aircraft rent	51	67	(23.9)	198	288	(31.3)
Special charges (credits)	(149)	130	NM	(2,616)	246	NM
Other operating expenses	826	1,630	(49.3)	3,486	6,275	(44.4)
Total operating expense	5,547	10,027	(44.7)	21,714	38,958	(44.3)

Operating income (loss)	(2,135)	861	NM	(6,359)	4,301	NM

Nonoperating income (expense):
Interest expense	(351)	(161)	118.0	(1,063)	(731)	45.4
Interest capitalized	17	20	(15.0)	71	85	(16.5)
Interest income	5	30	(83.3)	50	133	(62.4)
Unrealized gains (losses) on investments, net	101	81	24.7	(194)	153	NM
Miscellaneous, net	(10)	13	NM	(1,327)	(27)	NM
Total nonoperating expense	(238)	(17)	NM	(2,463)	(387)	NM

Income (loss) before income taxes	(2,373)	844	NM	(8,822)	3,914	NM

Income tax expense (benefit)	(476)	203	NM	(1,753)	905	NM
Net income (loss)	$(1,897)	$641	NM	$(7,069)	$3,009	NM

Diluted earnings (loss) per share	$(6.39)	$2.53	NM	$(25.30)	$11.58	NM
Diluted weighted average shares	297.0	253.4	17.2	279.4	259.9	7.5

NM Not meaningful

UNITED AIRLINES HOLDINGS, INC.
PASSENGER REVENUE INFORMATION AND STATISTICS

Passenger revenue information is as follows (in millions, except for percentage changes):

	4Q 2020 Passenger Revenue	Passenger Revenue vs. 4Q 2019	PRASM vs. 4Q 2019	Yield vs. 4Q 2019	Available Seat Miles vs. 4Q 2019	4Q 2020 Available Seat Miles	4Q 2020 Revenue Passenger Miles
Domestic	$1,797	(71.6%)	(39.9%)	(22.2%)	(52.8%)	19,166	12,417

Atlantic	199	(87.7%)	(71.5%)	(32.0%)	(56.8%)	5,467	1,877
Pacific	100	(90.8%)	(47.2%)	78.4%	(82.6%)	1,935	446
Latin America	314	(64.8%)	(42.9%)	(16.0%)	(38.3%)	4,123	2,331
International	613	(82.9%)	(55.0%)	(9.9%)	(62.1%)	11,525	4,654

Consolidated	$2,410	(75.7%)	(43.8%)	(16.6%)	(56.8%)	30,691	17,071

Select operating statistics are as follows:

	Three Months Ended December 31,		% Increase/ (Decrease)		Year Ended December 31,		% Increase/ (Decrease)
	2020	2019			2020	2019
Passengers (thousands)	14,850	40,306	(63.2)		57,761	162,443	(64.4)
Revenue passenger miles (millions)	17,071	58,633	(70.9)		73,883	239,360	(69.1)
Available seat miles (millions)	30,691	71,038	(56.8)		122,804	284,999	(56.9)
Passenger load factor:
Consolidated	55.6%	82.5%	(26.9)	pts.	60.2%	84.0%	(23.8)	pts.
Domestic	64.8%	83.8%	(19.0)	pts.	63.2%	85.2%	(22.0)	pts.
International	40.4%	80.8%	(40.4)	pts.	55.1%	82.4%	(27.3)	pts.
Passenger revenue per available seat mile (cents)	7.85	13.98	(43.8)		9.61	13.90	(30.9)
Total revenue per available seat mile (cents)	11.12	15.33	(27.5)		12.50	15.18	(17.7)
Average yield per revenue passenger mile (cents)	14.12	16.94	(16.6)		15.98	16.55	(3.4)
Cargo ton miles (millions)	835	889	(6.1)		2,711	3,329	(18.6)
Aircraft in fleet at end of period	1,287	1,372	(6.2)		1,287	1,372	(6.2)
Average stage length (miles)	1,292	1,446	(10.7)		1,307	1,460	(10.5)
Employee headcount (in thousands)	74.4	95.9	(22.4)		74.4	95.9	(22.4)
Average aircraft fuel price per gallon	$1.35	$2.10	(35.7)		$1.57	$2.09	(24.9)
Fuel gallons consumed (millions)	503	1,071	(53.0)		2,004	4,292	(53.3)

Note: See Part II, Item 6, Selected Financial Data, of UAL's Annual Report on Form 10-K for the fiscal year ended December 31, 2019, for definitions of these statistics.

Cash burn: The company's management views "cash burn" as an important measure in monitoring liquidity in order to assess the company's cash needs without the impact of certain extraordinary actions or events, and the company believes this provides useful information to investors about the company's liquidity position. In light of the transition to recovery in 2021, the company is now presenting "core cash burn", which the company believes better reflects the core operational performance of the company's business.

	Three Months Ended June 30, 2020	Three Months Ended September 30, 2020	Three Months Ended December 31, 2020
Net cash used by operating activities	$(130)	$(1,889)	$(2,137)
Cash flows provided by investing activities	812	770	—
Cash flows provided by financing activities	2,382	7,905	481
	3,064	6,786	(1,656)

Adjusted to remove:
CARES Act Payroll Support Program ("PSP") grant	3,154	447	—
PSP Note	1,309	192	—
Equity issuances	1,135	—	968
Net proceeds from sale of short-term and other investments	838	406	137
Secured debt (net of discount and fees)	250	7,376	250
Increase in certain restricted cash balances	1	99	11
CARES Act secured loan	—	520	—
Total adjustments	6,687	9,040	1,366
Adjusted Cash Burn	$(3,623)	$(2,254)	$(3,022)
Days in the period	91	92	92
Average daily cash burn	$(40)	$(25)	$(33)
Further adjusted to remove:
Debt principal and severance payments (a)	(288)	(348)	(886)
Timing of certain payments	160	60	(148)
Capital expenditures, net of flight equipment purchase deposit returns	(39)	368	(137)
Investments in the recovery	—	(81)	(139)
Total additional adjustments	(167)	(1)	(1,310)
Core cash burn	$(3,456)	$(2,253)	$(1,712)
Days in the period	91	92	92
Average daily core cash burn	$(38)	$(24)	$(19)
(a) Fourth quarter amounts include interest payments on extinguished debt

UNITED AIRLINES HOLDINGS, INC
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(In millions)	December 31, 2020	December 31, 2019
ASSETS
Current assets:
Cash and cash equivalents	$11,269	$2,762
Short-term investments	414	2,182
Restricted cash	255	—
Receivables, less allowance for credit losses (2020—$78; 2019—$9)	1,295	1,364
Aircraft fuel, spare parts and supplies, less obsolescence allowance (2020—$478; 2019—$425)	932	1,072
Prepaid expenses and other	635	814
Total current assets	14,800	8,194

Total operating property and equipment, net	31,466	30,170
Operating lease right-of-use assets	4,537	4,758

Other assets:
Goodwill	4,527	4,523
Intangibles, less accumulated amortization (2020—$1,495; 2019—$1,440)	2,838	3,009
Restricted cash	218	106
Notes receivable, less allowance for credit losses (2020—$522)	31	671
Deferred income taxes	131	—
Investments in affiliates and other, net	1,000	1,180
Total other assets	8,745	9,489
Total assets	$59,548	$52,611

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Advance ticket sales	$4,833	$4,819
Accounts payable	1,595	2,703
Frequent flyer deferred revenue	908	2,440
Accrued salaries and benefits	1,960	2,271
Current maturities of long-term debt	1,911	1,407
Current maturities of finance leases	182	46
Current maturities of operating leases	612	686
Other	724	566
Total current liabilities	12,725	14,938

Long-term liabilities and deferred credits:
Long-term debt	24,836	13,145
Long-term obligations under finance leases	224	220
Long-term obligations under operating leases	4,986	4,946
Frequent flyer deferred revenue	5,067	2,836
Postretirement benefit liability	994	789
Pension liability	2,460	1,446
Deferred income taxes	—	1,736
Other financial liabilities from sale-leasebacks	1,140	—
Other	1,156	1,024
Total long-term liabilities and deferred credits	40,863	26,142
Total stockholders' equity	5,960	11,531
Total liabilities and stockholders' equity	$59,548	$52,611

UNITED AIRLINES HOLDINGS, INC.
CONDENSED STATEMENTS OF CONSOLIDATED CASH FLOWS (UNAUDITED)

(In millions)	Year Ended December 31,
	2020	2019
Cash Flows from Operating Activities:
Net cash provided by (used in) operating activities	$(4,093)	$6,909

Cash Flows from Investing Activities:
Capital expenditures, net of flight equipment purchase deposit returns	(1,767)	(4,528)
Purchases of short-term and other investments	(552)	(2,897)
Proceeds from sale of short-term and other investments	2,319	2,996
Loans made to others	—	(174)
Investment in affiliates	—	(36)
Other, net	10	79
Net cash provided by (used in) investing activities	10	(4,560)

Cash Flows from Financing Activities:
Repurchases of common stock	(353)	(1,645)
Proceeds from issuance of debt	16,044	1,847
Proceeds from equity issuance	2,103	—
Payments of long-term debt	(4,383)	(1,240)
Principal payments under finance leases	(66)	(151)
Capitalized financing costs	(368)	(61)
Other, net	(20)	(30)
Net cash provided by (used in) financing activities	12,957	(1,280)
Net increase in cash, cash equivalents and restricted cash	8,874	1,069
Cash, cash equivalents and restricted cash at beginning of year	2,868	1,799
Cash, cash equivalents and restricted cash at end of year	$11,742	$2,868

Investing and Financing Activities Not Affecting Cash:
Property and equipment acquired through the issuance of debt, finance leases and other	$1,968	$515
Right-of-use assets acquired through operating leases	198	498
Lease modifications and lease conversions	527	(2)
Capacity purchase agreement liability converted to debt	33	—

Impact of COVID-19 and Outlook
The COVID-19 pandemic, together with the measures implemented by governmental authorities and private organizations in response to the pandemic, has had an adverse impact that has been material to the Company's business, operating results, financial condition and liquidity. Measures such as "shelter in place" or quarantine requirements, international and domestic travel restrictions or advisories, limitations on public gatherings, social distancing recommendations, remote work arrangements and closures of tourist destinations and attractions, as well as consumer perceptions of the safety, ease and predictability of air travel, have contributed to a precipitous decline in passenger demand and bookings for both business and leisure travel. The COVID-19 pandemic is an act of nature and is a circumstance beyond the Company's control, which is further compounded by governmental restrictions on travel and stay-at-home orders that have substantially reduced bookings and the demand for airline travel, resulting in the temporary grounding of a substantial number of the Company's aircraft.
The Company began experiencing a significant decline in international and domestic demand related to COVID-19 during the first quarter of 2020. The decline in demand caused a material deterioration in our revenues in 2020, resulting in a net loss of $7.1 billion. The full extent of the ongoing impact of COVID-19 on the Company's longer-term operational and financial performance will depend on future developments, including those outside our control related to possible increases in

COVID-19 cases and/or new quarantine requirements being imposed in certain jurisdictions or other restrictions on travel, all of which are highly uncertain and cannot be predicted with certainty.
In response to decreased demand, the Company cut, relative to 2019 capacity, approximately 57% of its scheduled capacity for 2020. In the first quarter of 2021, the Company expects scheduled capacity to be down at least 51% versus the first quarter of 2019. The Company plans to continue to proactively evaluate and cancel flights on a rolling 60-day basis until it sees signs of a recovery in demand and expects demand to remain suppressed, relative to 2019 levels, until the COVID-19 vaccine is widely distributed. In addition, the Company does not currently expect the recovery from COVID-19 to follow a linear path. As such, the Company's actual flown capacity may differ materially from its currently scheduled capacity.
The Company has taken a number of actions in response to the decreased demand for air travel. In addition to the schedule reductions discussed above, the Company has:
•reduced its planned capital expenditures and reduced operating expenditures for 2020 and 2021 (including by postponing projects deemed non-critical to the Company's operations);
•terminated its share repurchase program;
•issued approximately $13.4 billion in secured notes, secured term loan facilities and new aircraft financings;
•borrowed $1.0 billion under the $2.0 billion revolving credit facility of the Amended and Restated Credit and Guaranty Agreement (the "Revolving Credit Agreement");
•raised approximately $1.1 billion in cash proceeds in an underwritten public offering of UAL common stock;
~~•~~entered into an equity distribution agreement relating to the issuance and sale, from time to time, of up to 28 million shares of UAL common stock with sales, as of December 31, 2020, of approximately 21.4 million shares generating net proceeds of $989 million;
•entered into agreements to finance certain aircraft currently subject to purchase agreements through sale and leaseback transactions;
•elected to defer the payment of approximately $199 million in payroll taxes incurred through 2020, as provided by the Coronavirus Aid, Relief, and Economic Security Act (the "CARES Act"), until 2021 and 2022;
•temporarily grounded certain of its mainline fleet; and
•taken a number of actions to reduce employee-related costs, including, among other items, the Company's Chief Executive Officer and President waived 100% of their respective base salaries through the end of 2020, other officers temporarily waived a portion of their base salaries, the Company's non-employee directors waived 100% of their cash compensation for the second and third quarters of 2020, the Company suspended merit salary increases for 2020 and implemented a temporary four-day work week for management and administrative employees and the Company offered voluntary unpaid leaves of absence.
•In addition, and as announced in July 2020, the Company started the involuntary furlough process earlier this summer when issuing Worker Adjustment and Retraining Notification ("WARN") Act notices to 36,000 of its employees. Since then, the Company worked to reduce the total number of furloughs to approximately 13,000 employees by working closely with its union partners, introducing new voluntary options selected by approximately 9,000 employees and proposing creative solutions that would save jobs. This workforce reduction is part of the Company's strategic realignment of its business and new organizational structure as a result of the impacts of the COVID-19 pandemic on the Company's operations and cost structure.
The Company continues to focus on reducing expenses and managing its liquidity. We expect to continue to modify our capacity as the timing of demand recovery becomes more certain.
Payroll Support Program Extension
As a result of the PSP Agreement, the Company offered employment, through March 2021, to approximately 17,300 employees who were impacted by involuntary furloughs or furlough mitigation programs, many of whom have accepted the recall offer. Because the Company cannot predict with certainty whether it will receive further payroll support from the federal government or when demand for air travel will increase in the short term, the Company is preparing for the possibility that these recalled employees might again be furloughed as soon as the end of the first quarter of 2021. The Company may record additional costs associated with these actions in the first quarter of 2021. Also, in order to reduce the number of such furloughs, during the first quarter, the Company expects to offer voluntary leave and other programs to certain of its frontline employees, the cost of which cannot be estimated at this time.

Risk Factor Update
The Company is also providing the following updates to the Risk Factors set forth in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2019, as updated by the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2020:
Continued restrictions on the use of the Boeing 737 MAX aircraft, and the inability to accept or integrate new aircraft into our fleet as planned, may have a material adverse effect on our business, operating results and financial condition.
On March 13, 2019, the FAA issued an emergency order prohibiting the operation of Boeing 737 MAX series aircraft by U.S. certificated operators (the "FAA Order"). As a result, the Company grounded all 14 Boeing 737 MAX 9 aircraft in its fleet, and Boeing also suspended deliveries of new Boeing 737 MAX series aircraft. On November 18, 2020, the FAA announced that it had rescinded the FAA Order and cleared the 737 MAX aircraft to fly again after a 20 month review and certification process. Several countries, following FAA's lead, have lifted the grounding of the Boeing 737 MAX aircraft – including Brazil, Canada and Mexico. Other countries,including certain countries that are part of the European aviation authority, have delayed their expected approval of the aircraft until early 2021. There are also many countries, such as China, that have no current plans to lift the aircraft's grounding and may not do so in the foreseeable future.
In 2019, the grounding affected the delivery of 16 Boeing 737 MAX aircraft that were scheduled for delivery in 2019 and were not delivered, and it also affected the timing of future Boeing 737 MAX aircraft deliveries, including the Boeing 737 MAX aircraft of which the Company planned to take delivery in 2020. The extent of the delay of future deliveries is expected to be impacted by Boeing's production rate and the pace at which Boeing can deliver aircraft, among other factors, and these factors have been and could continue to be significantly impacted by the COVID-19 pandemic. If, for any reason, we are unable to accept deliveries of new aircraft or integrate such new aircraft into our fleet as planned, we may face higher financing and operating costs than planned, or be required to seek extensions of the terms for certain leased aircraft or otherwise delay the exit of other aircraft from our fleet. Such unanticipated extensions or delays may require us to operate existing aircraft beyond the point at which it is economically optimal to retire them, resulting in increased maintenance costs, or reductions to our schedule, thereby reducing revenues.
In response to the grounding of the Boeing 737 MAX aircraft, the Company made adjustments to its flight schedule and operations, including substituting replacement aircraft on routes originally intended to be flown by Boeing 737 MAX aircraft. In 2019 and early 2020, the grounding impacted the Company's ability to implement its strategic growth strategy, reducing the Company's scheduled capacity from its planned capacity, and resulted in increased costs as well as lower operating revenue. Continued restrictions on the use of Boeing 737 MAX aircraft in other countries could impact the aircraft's optimal use in our network. Furthermore, in 2021, like 2020, demand has been, and is expected to continue to be, significantly impacted by COVID-19, which, in addition to the previous grounding of the Boeing 737 MAX aircraft, has materially disrupted the timely execution of our plans to add capacity in 2021. The Company had discussions with Boeing regarding compensation from Boeing for the Company's financial damages related to the grounding of the airline's Boeing 737 MAX aircraft, and in March 2020, the Company entered into a confidential settlement with Boeing with respect to compensation for financial damages incurred in 2019. The settlement agreement was amended and restated in June 2020 to provide for the settlement of additional items related to aircraft delivery and to update the scheduled delivery for substantially all undelivered Boeing 737 MAX aircraft.
We are subject to many forms of environmental regulation and liability and risks associated with climate change, and may incur substantial costs as a result.
Many aspects of the Company's operations are subject to increasingly stringent federal, state, local and international laws protecting the environment, including those relating to emissions to the air, water discharges, safe drinking water and the use and management of hazardous materials and wastes. Compliance with existing and future environmental laws and regulations can require significant expenditures and violations can lead to significant fines and penalties. In addition, from time to time we are identified as a responsible party for environmental investigation and remediation costs under applicable environmental laws due to the disposal of hazardous substances generated by our operations. We could also be subject to environmental liability claims from various parties, including airport authorities, related to our operations at our owned or leased premises or the off-site disposal of waste generated at our facilities.
We may incur substantial costs as a result of changes in weather patterns due to climate change. Increases in the frequency, severity or duration of severe weather events such as thunderstorms, hurricanes, flooding, typhoons, tornados and other severe weather events could result in increases in delays and cancellations, turbulence-related injuries and fuel consumption to avoid such weather, any of which could result in significant loss of revenue and higher costs.

To mitigate climate change risks, CORSIA has been developed by ICAO, a UN specialized agency. CORSIA is intended to create a single global market-based measure to achieve carbon-neutral growth for international aviation after 2020 through airline purchases of carbon offset credits. Certain CORSIA program details remain to be developed and could potentially be affected by political developments in participating countries or the results of the pilot phase of the program, and thus the impact of CORSIA cannot be fully predicted. However, CORSIA is expected to result in increased operating costs for airlines that operate internationally, including the Company.
In addition to CORSIA, in December 2020 the EPA adopted its own aircraft and aircraft engine GHG emission standards, which are aligned with the 2017 ICAO airplane carbon dioxide emission standards. Other jurisdictions in which United operates have adopted or are considering GHG emission reduction initiatives, which could impact various aspects of the Company's business. While the Company has voluntarily pledged to reduce 100% of our GHG emissions by 2050, the precise nature of future requirements and their applicability to the Company are difficult to predict, and the financial impact to the Company and the aviation industry would likely be adverse and could be significant if they vary significantly from the Company's own plans and strategy with respect to reducing GHG emissions.
The United Kingdom's withdrawal from the EU may adversely impact our operations in the United Kingdom and elsewhere.
On January 31, 2020, the United Kingdom ("UK") withdrew from the EU, and started a transition period that ran through December 31, 2020. During that time, the EU and UK negotiated a comprehensive trade agreement that provisionally went into effect on January 1, 2021. The agreement includes an aviation chapter that preserves EU-UK air connectivity.
In connection with the UK's exit from the EU, we could face new challenges in our operations, such as instability in global financial and foreign exchange markets. This instability could result in market volatility, including in the value of the British pound and European euro, additional travel restrictions on passengers traveling between the UK and EU countries, changes to the legal status of EU-resident employees, legal uncertainty and divergent national laws and regulations. At this time, we cannot predict the precise impact that the UK's exit from the EU will have on our business generally and our UK and European operations more specifically, and no assurance can be given that our operating results, financial condition and prospects would not be adversely impacted by the result.
The Company's ability to use its net operating loss carryforwards and certain other tax attributes to offset future taxable income for U.S. federal income tax purposes may be significantly limited due to various circumstances, including certain possible future transactions involving the sale or issuance of UAL common stock, or if taxable income does not reach sufficient levels.
As of December 31, 2020, UAL reported consolidated U.S. federal net operating loss ("NOL") carryforwards of approximately $11.0 billion.
The Company's ability to use its NOL carryforwards and certain other tax attributes will depend on the amount of taxable income it generates in future periods. As a result, certain of the Company's NOL carryforwards and other tax attributes may expire before it can generate sufficient taxable income to use them in full.
In addition, the Company's ability to use its NOL carryforwards and certain other tax attributes to offset future taxable income may be limited if it experiences an "ownership change" as defined in Section 382 of the Internal Revenue Code of 1986, as amended ("Section 382"). An ownership change generally occurs if certain stockholders increase their aggregate percentage ownership of a corporation's stock by more than 50 percentage points over their lowest percentage ownership at any time during the testing period, which is generally the three-year period preceding any potential ownership change. In general, a corporation that experiences an ownership change will be subject to an annual limitation on its pre-ownership change NOLs and certain other tax attribute carryforwards equal to the value of the corporation's stock immediately before the ownership change, multiplied by the applicable long-term, tax-exempt rate posted by the IRS. Any unused annual limitation may, subject to certain limits, be carried over to later years, and the limitation may, under certain circumstances, be increased by built-in gains in the assets held by such corporation at the time of the ownership change. This limitation could cause the Company's U.S. federal income taxes to be greater, or to be paid earlier, than they otherwise would be, and could cause a portion of the Company's NOLs and certain other tax attributes to expire unused. Similar rules and limitations may apply for state income tax purposes.
For purposes of determining whether there has been an "ownership change," the change in ownership as a result of purchases by "5-percent shareholders" will be aggregated with certain changes in ownership that occurred over the three-year period ending on the date of such purchases. Potential future transactions involving the sale or issuance of UAL common stock may increase the possibility that the Company will experience a future ownership change under Section 382. Such transactions may include the exercise of warrants issued in connection with the CARES Act programs, the issuance of UAL common stock upon the conversion of any convertible debt that UAL may issue in the future, the repurchase of any debt with UAL common stock, any issuance of UAL common stock for cash, and the acquisition or disposition of any stock by a stockholder owning 5%

or more of the outstanding shares of UAL common stock, or a combination of the foregoing. If we were to experience an "ownership change," it is possible that the Company's NOLs and certain other tax attribute carryforwards could expire before we would be able to use them to offset future income tax obligations.

On December 4, 2020, the board of directors of the Company adopted a tax benefits preservation plan (the "Plan") in order to preserve the Company's ability to use its NOLs and certain other tax attributes to reduce potential future income tax obligations. The Plan is designed to reduce the likelihood that the Company experiences an "ownership change" by deterring certain acquisitions of Company securities. There is no assurance, however, that the deterrent mechanism will be effective, and such acquisitions may still occur. In addition, the Plan may adversely affect the marketability of UAL common stock by discouraging existing or potential investors from acquiring UAL common stock or additional shares of UAL common stock because any non-exempt third party that acquires 4.9% or more of the then-outstanding shares of UAL common stock would suffer substantial dilution of its ownership interest in the Company.
Cautionary Statement Regarding Forward-Looking Statements
Certain statements in this Current Report on Form 8-K are forward-looking and thus reflect the Company's current expectations and beliefs with respect to certain current and future events and anticipated financial and operating performance. Such forward-looking statements are and will be subject to many risks and uncertainties relating to the Company's operations and business environment that may cause actual results to differ materially from any future results expressed or implied in such forward-looking statements. Words such as “expects," "will," "plans," "anticipates," "indicates," "remains," "believes," "estimates," "forecast," "guidance," "outlook," "goals," "targets" and similar expressions are intended to identify forward-looking statements. Additionally, forward-looking statements include statements that do not relate solely to historical facts, such as statements which identify uncertainties or trends, discuss the possible future effects of current known trends or uncertainties, or which indicate that the future effects of known trends or uncertainties cannot be predicted, guaranteed or assured. All forward-looking statements in this report are based upon information available to the Company on the date of this report. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, except as required by applicable law.
The Company's actual results could differ materially from these forward-looking statements due to numerous factors including, without limitation, the following: the duration and spread of the ongoing global COVID-19 pandemic and the outbreak of any other disease or similar public health threat and the impact on the business, results of operations and financial condition of the Company; the lenders' ability to accelerate the MileagePlus indebtedness, foreclose upon the collateral securing the MileagePlus indebtedness or exercise other remedies if the Company is not able to comply with the covenants in the MileagePlus financing agreements; the effects of borrowing pursuant to the Loan Program under the CARES Act, and the effects of the grant and promissory note through the Payroll Support Program under the CARES Act; the costs and availability of financing; the Company's significant amount of financial leverage from fixed obligations and ability to seek additional liquidity and maintain adequate liquidity; the Company's ability to comply with the terms of its various financing arrangements; the Company's ability to utilize its net operating losses to offset future taxable income; the material disruption of the Company's strategic operating plan as a result of the COVID-19 pandemic and the Company's ability to execute its strategic operating plans in the long term; general economic conditions (including interest rates, foreign currency exchange rates, investment or credit market conditions, crude oil prices, costs of aircraft fuel and energy refining capacity in relevant markets); risks of doing business globally, including instability and political developments that may impact its operations in certain countries; demand for travel and the impact that global economic and political conditions have on customer travel patterns; the Company's capacity decisions and the capacity decisions of its competitors; competitive pressures on pricing and on demand; changes in aircraft fuel prices; disruptions in the Company's supply of aircraft fuel; the Company's ability to cost-effectively hedge against increases in the price of aircraft fuel, if it decides to do so; the effects of any technology failures, cybersecurity or significant data breaches; disruptions to services provided by third-party service providers; potential reputational or other impact from adverse events involving the Company's aircraft or operations, the aircraft or operations of its regional carriers or its code share partners or the aircraft or operations of another airline; the Company's ability to attract and retain customers; the effects of any terrorist attacks, international hostilities or other security events, or the fear of such events; the mandatory grounding of aircraft in the Company's fleet; disruptions to the Company's regional network as a result of the COVID-19 pandemic or otherwise; the impact of regulatory, investigative and legal proceedings and legal compliance risks; the success of the Company's investments in other airlines, including in other parts of the world, which involve significant challenges and risks, particularly given the impact of the COVID-19 pandemic; industry consolidation or changes in airline alliances; the ability of other air carriers with whom the Company has alliances or partnerships to provide the services contemplated by the respective arrangements with such carriers; costs associated with any modification or termination of the Company's aircraft orders; disruptions in the availability of aircraft, parts or support from its suppliers; the Company's ability to maintain satisfactory labor relations and the results of any collective bargaining agreement process with its union groups; any disruptions to operations due to any potential actions by the Company's labor groups; labor costs; the impact of any management changes; extended interruptions or disruptions in service at major airports where the Company operates; U.S. or foreign governmental legislation, regulation and other actions (including Open Skies agreements, environmental regulations and the United Kingdom's withdrawal from the European Union); the seasonality of the airline industry; weather conditions; the costs and availability of aviation and other insurance; the Company's ability to realize the full value of its intangible assets and long-lived assets; any impact to the Company's reputation or brand image and other risks and uncertainties set forth under Part I, Item 1A., "Risk Factors," of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2019, as updated by the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2020, as well as other risks and uncertainties set forth from time to time in the reports the Company files with the U.S. Securities and Exchange Commission.

Item 9.01     Financial Statements and Exhibits.

Exhibit No.	Description

4.1	Promissory Note, dated as of January 15, 2021, among UAL, United, as guarantor, and the United States Department of the Treasury.

4.2	Warrant Agreement, dated as of January 15, 2021, between UAL and the United States Department of the Treasury.

4.3	Form of Warrant (included in Exhibit 4.2 as Annex B thereto).

10.1	Payroll Support Program Agreement, dated as of January 15, 2021, between United and the United States Department of the Treasury.

99.1	Press Release issued by United Airlines Holdings, Inc. dated January 20, 2021.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES
Pursuant to the requirements of the Exchange Act, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNITED AIRLINES HOLDINGS, INC.
UNITED AIRLINES, INC.

By:	/s/ Gerald Laderman
Name:	Gerald Laderman
Title:	Executive Vice President and Chief Financial Officer

Date: January 20, 2021